Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 and related prospectus of our report dated April 8, 2005, except for Note 13, which is as of April 19, 2005, relating to the consolidated financial statements of Cygne Designs, Inc. which appears in Cygne Design, Inc.’s Annual Report on Form 10-K for the year ended January 29, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, NY

September 22, 2005